EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Airgas, Inc.:
We consent to the use of our report dated May 29, 2014, with respect to the consolidated balance sheets of Airgas, Inc. and subsidiaries as of March 31, 2014 and 2013, the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2014, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2014, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania
June 11, 2014